Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Greg Gadel, Chief Financial Officer
BUCA, Inc.
(612) 225-3423
ggadel@bucainc.com

DUE TO SOFT SALES ENVIRONMENT COMPANY LOWERS GUIDANCE
BUCA, Inc. announces commitment for new $60 million credit facility

MINNEAPOLIS (Aug. 12, 2002) BUCA, Inc. (NASDAQ: BUCA) today announced it has lowered its earnings projection for the third quarter of fiscal 2002 to 13 cents per share fully diluted, before one-time charges, a reduction from the previous estimate of 19 cents per share fully diluted. The company expects to report a one-time charge of approximately $550,000, or two cents per share after taxes, in the third quarter related to the expected early extinguishment of debt on its existing credit facility. The company has also signed a commitment with FleetBoston Financial for a new credit facility for a maximum of $60 million in available credit securing growth through at least 2004.

Joseph P. Micatrotto, BUCA, Inc. chairman, president and CEO, commented, “Through Sunday, Aug. 11 Buca di Beppo comparable restaurant sales are down approximately 3.5 percent quarter to date. During this time period, our weekend business has remained positive with soft Monday through Thursday sales. As a result of the current sales pattern, Buca di Beppo comparable restaurant sales are expected to be negative for the third quarter and we have adjusted our forecast for earnings per share for the balance of 2002 accordingly.”

Buca di Beppo comparable restaurant sales in the fourth quarter are expected to be flat in comparison to 2001. Earnings per share for the fourth quarter of 2002 are expected to be 21 cents fully diluted. For the year, the company anticipates earnings per share of 63 cents fully diluted, a 25 percent increase compared to the year prior. In 2003, the company expects comparable restaurant sales will increase approximately one percent for the year with earnings per share of approximately 77 cents per share fully diluted, a 22 percent increase compared to fiscal 2002.

Micatrotto continued, “Upon closing, following the normal documentation process, the new credit facility of up to $60 million allows us to continue our current growth plans through at least 2004. In 2002 we have experienced the strongest openings in our history, with restaurants opened to date averaging more than $60,000 per week in sales. Pre-opening costs and construction costs for the restaurants opened this year have remained on our model, and we anticipate that costs will continue in line with that model during our future growth. The two remaining restaurant openings scheduled for 2002 are under construction and are on target to open before the end of the third quarter. As we continue to look for the best locations for our restaurants, the record setting opening sales pace supports our commitment to our growth plans and the new credit facility allows us to maintain our present course without requiring us to return to the equity market.”

The company plans to open 19 new BUCA, Inc. restaurants, seventeen Buca di Beppo restaurants and two Vinny Testa’s locations, during 2003. The company has previously stated it expects that through the Buca di Beppo and Vinny Testa’s brands, BUCA, Inc. has the ability to grow to 500 domestic locations.

Micatrotto continued, “Late in the second quarter we began our initial media efforts, using radio and outdoor advertising of Buca per Due, or Buca for Two, in the 15 most media efficient markets, reaching approximately 40 percent of the comparable restaurant base. In the markets with media support we have seen an improvement in the sales of Buca for Two compared to the period leading up to the launch of the advertising, now accounting for almost 11 percent of our Buca di Beppo sales and as high as 20 percent of sales in the new restaurants. Buca for Two, early Saturday hours and strong take-out sales are the primary reasons for the record setting sales of our new restaurants. Our ongoing research shows that these are the same initiatives that are the key to driving early week utility dining visits.

“Our media spending has proven that we can move the needle in the markets receiving the advertising support. As we continue to grow, our media efficiencies will improve. In 2003, we fully expect to continue to use traditional advertising, in the form of outdoor and radio, and will benefit from better penetration in some of our existing markets.”

Micatrotto concluded, “Our research indicates Buca di Beppo is well positioned for celebratory and large party dining and is top-of-mind for those dining occasions. As we continue to refine our efforts to capture a larger portion of the utility dining segment through research and our experience, we are continuing our efforts to develop new menu offerings that are specifically targeted at smaller parties, which dine earlier in the week. We will continue to refine and clarify our message so that we are more and more at the forefront of consumers’ minds when selecting their utility dining location and will direct our promotional and menu development initiatives to this goal.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 89 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny Testa’s in 25 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected earnings per share figures for the third and fourth quarters of fiscal 2002 and for each of fiscal 2002 and fiscal 2003; comparable restaurant sales for the third and fourth quarters of 2002 and for fiscal 2003; the number of new restaurants opened in fiscal 2003 and the success in obtaining a new credit facility of up to $60 million. The earnings per share figures and comparable restaurant sales could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and other expenses of running the company’s business, as well as the number of shares outstanding. The success in obtaining a new credit facility of up to $60 million is subject to a number of factors, including the negotiation and execution of a mutually agreeable definitive credit agreement and the satisfaction of other customary conditions. Actual amounts available under the new credit facility will depend upon meeting various financial covenants and other terms set forth in the credit agreement. The actual number of restaurants opened in fiscal 2003 could be higher or lower than projected due a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, general economic conditions, the timing and success of locating suitable sites, negotiating acceptable leases or purchases and recruiting qualified operating personnel. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

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